INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan as restated June 1, 2009 (the “Plan”), is hereby further amended, effective January 1, 2010, as follows:

1.	By removing the definition of “Retirement” in Article I of the Plan and replacing it with a definition for “Normal Retirement Age” as follows:

Normal Retirement Age – The time a Participant attains age 60.

Explanation:  This amendment removes the reference to termination of employment after age 55, since it does not have any relevance.  This clarifies eligibility to share in Retirement Contributions and Profit Sharing Contributions, and for vesting purposes.

2.
By replacing Section D-4-2 Eligibility to Share in the Retirement Contribution, Special Transition Contribution, and Profit Sharing Feature of Supplement D-4 Provisions Relating to the Cascade Natural Gas Corporation Retirement Contribution, Special Transition Contribution, and Profit Sharing Contribution, in its entirety, with the following:

D-4-2
Eligibility to Share in the Retirement Contribution, Special Transition Contribution, and Profit Sharing Feature. In order to share in the allocation of any Retirement Contribution, Special Transition Contribution, or Profit Sharing Contribution made by Cascade pursuant to Paragraph 3 or 4 for a given Plan Year, a Participant must be an Eligible Employee of Cascade, complete 1,000 Hours of Service in that Plan Year, and be (a) a non-bargaining unit employee, (b) a part of the CSR Bargaining Unit (“CBU”), or (c) a part of the Field Operations Bargaining Unit (“FOBU”).  Effective as of January 1, 2008, a Participant must also be employed by Cascade on the last day of the Plan Year in order to be eligible to share in the allocation of a Profit Sharing Contribution for such Plan Year. However, any Participant who died or became disabled during the Plan Year, or terminated employment on or after attaining age 60 is eligible to share in the Retirement Contribution or Profit Sharing Contribution, if any, for such Plan Year.  Participants who meet the preceding requirements are referred to herein as “Supplement D-4 Participants.”

Notwithstanding the foregoing, certain identified Cascade employees who transfer to Montana-Dakota Utilities Co. effective December 21, 2009 and remain employed on December 31, 2009 shall be entitled to an allocation of the Profit Sharing Contribution for the 2009 Plan Year.

Explanation:  This amendment clarifies that employees who die, become disabled, or terminate employment on or after age 60 (reduced from age 65) are not required to complete 1,000 hours of service in the Plan Year to receive the Retirement Contribution or Profit Sharing Contribution.  This amendment also allows employees who transfer from Cascade to Montana-Dakota Utilities on December 21, 2009 as a result of  reorganization, to receive a Profit Sharing Contribution from Cascade as long as they complete 1,000 hours of service and they are employed by Montana-Dakota Utilities on December 31, 2009.

3.	By replacing “age 65” with “age 60” throughout the Plan.

Explanation:  This amendment reduces the age at which Participants who terminate employment are eligible to share in Retirement and Profit Sharing Contributions for that Plan Year without completing the 1,000 hours of service or end of year employment requirements. It also reduces the age at which Participants become fully vested regardless of the number of years of service.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this Supplement to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee (“EBC”) on this 30th day of December, 2009.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Vernon A. Raile
Vernon A. Raile, Chairman